Exhibit 21.1

List of Subsidiaries

	Subsidiary*	Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business
1.	LPL Holdings, Inc.**	Massachusetts	LPL
2.	PTC Holdings, Inc.**	Ohio	PTC
3.	The Private Trust Company	Ohio	PTC
4.	Innovex Mortgage, Inc.	California	Innovex
5.	Linsco/Private Ledger Corp.	California	LPL
6.	Independent Advisors Group Corp.	Delaware	IAG
7.	UVEST Financial Services Group, Inc.	North Carolina	UVEST
8.	LPL Insurance Associates, Inc.	Delaware	LPL
9.	UVEST Financial Services Group, Inc	North Carolina	UVEST
10.	LPL Independent Advisor Services Group LLC**	Delaware	LPL
11.	Mutual Service Corporation	Michagan	MSC
12.	Waterstone Financial Group, Inc.	Illinois	Waterstone
13.	Associated Financial Group, Inc.	California	Associated
14.	Mutual Services Mortgage, LLC	Delaware	MSC
15.	MSC Insurance & Securities, Inc.	Arizona	MSC
16.	Mutual Services Corporation	Nevada	MSC
17.	Contemporary Financial Solutions, Inc.	Delaware	CFS
18.	Associated Securities Corp.	California	Associated Securities
19.	Associated Planners Investment Advisory, Inc.	California	Associated
20.	IFMG Securities, Inc.	Delaware	Independent Financial
21.	Independent Financial Marketing Group, Inc.	Delaware	Independent Financial
22.	LSC Agency of Arizona, Inc.	Arizona	Independent Financial
23.	IFS Agencies, Inc.	New York	Independent Financial
24.	IFS Agencies of Alabama, Inc.	Alabama	Independent Financial
25.	IFS Agencies of New Mexico, Inc.	New Mexico	Independent Financial

* All subsidiaries are wholly owned, directly or indirectly, by the Registrant.

** Holding companies.